THERMAL ENERGY SERVICE AGREEMENT

     THIS THERMAL ENERGY SERVICE AGREEMENT ("Agreement") is entered into as of the 27th day of September 1996, by and between ATLANTIC JERSEY THERMAL SYSTEMS, INC., a Delaware corporation ("Seller"), and TRUMP'S CASTLE ASSOCIATES, a New Jersey general partnership ("Buyer").

                                   WITNESSETH:

     WHEREAS, Seller is engaged in the business of producing and selling heating and cooling energy; and

     WHEREAS, Buyer operates the Trump's Castle Casino Resort [located at 1 Castle Boulevard], Atlantic City, New Jersey, as the same may be expanded or improved from time to time ("Buyer's Facilities"); and

     WHEREAS, Seller desires to obtain the exclusive right to use the steam and chilled water production facilities located on-site at Buyer's Facilities in order to sell to Buyer all of Buyer's heating and cooling energy requirements for Buyer's Facilities; and

     WHEREAS, Buyer is willing to allow Seller to operate the steam and chilled water production facilities located on-site at Buyer's Facilities on an exclusive basis for the aforestated purposes on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants, conditions and agreements hereinabove and hereinafter set forth and such other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller, each intending to be legally bound, do hereby agree as follows:

1.   DEFINITIONS

     Except as otherwise expressly provided herein, all capitalized terms used in this Agreement shall have the respective meanings as set forth below:

          (a) "Billing Month" shall mean any calendar month, or any portion thereof, during which Buyer receives and Seller delivers Thermal Energy to Buyer's Facilities in accordance with the terms and conditions of this Agreement.

          (b) "Contractual Obligation" shall mean, as to either party to this Agreement, any contract, agreement, indenture, instrument or undertaking to which such party is a party or by which any of its properties is bound or affected.

          (c) "Governmental Authority" shall mean the federal government and state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any other governmental entity with authority over any aspect of this Agreement or the performance of any of the obligations hereunder.

          (d) "Metering Equipment" shall have the meaning set forth in Section
8.1 of this Agreement.

          (e) "Points of Delivery" shall mean the physical point where Thermal Energy is delivered to Buyer, as more specifically described on Schedule 1(e) attached hereto and made a part hereof.

          (f) "Points of Return" shall mean the physical point where Seller is anticipated to receive the condensate from Buyer, as more specifically described on Schedule 1(f) attached hereto and made a part hereof.

          (g) "Service Commencement Date" shall have the meaning set forth in
Section 2.2 of this Agreement.

          (h) "Thermal Energy" shall mean, as the context requires, quantities of heating and cooling energy as measured in mmBtu's/hr. and tons, respectively, extracted from the circulating flows of the steam/condensate and chilled water provided to Buyer at Buyer's Facilities in accordance with the delivery specifications set forth on Schedule 6.5 of this Agreement.

          (i) "Thermal Energy Capacity Charges" shall mean the capacity charges for Thermal Energy for each Billing Month determined in accordance with the capacity charges set forth on Schedule 7.1 of this Agreement.

          (j) "Thermal Energy Production Facilities" shall mean the chillers, boilers, cooling towers, pumps and all appurtenant equipment thereto, together with any and all parts, supplies and equipment installed or added thereto, and all improvements, additions or replacements made thereto (on the primary side) which constitute the steam and chilled water production facilities located at Buyer's Facilities, all as more specifically identified on Schedule 1(j) attached hereto and made a part hereof.

          (k) "Thermal Energy Usage Charges" shall mean the usage charges for Thermal Energy for each Billing Month determined in accordance with the usage charges set forth on Schedule 7.1 of this Agreement.

2.   TERM AND TERMINATION OF TESA

     2.1. Term. This Agreement shall be in full force and effect and be legally binding upon the parties and their


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

permitted successors and assigns as of the date hereof and shall remain in effect for a term of twenty (20) years following the Service Commencement Date, unless otherwise terminated as provided herein (the "Term").

     2.2. Service Commencement Date. Buyer and Seller shall mutually agree upon a Service Commencement Date upon which Seller shall first make available and deliver to Buyer's Facilities Thermal Energy, Seller as provided herein, but in no event shall the Service Commencement Date occur any later than October 15, 1996, unless otherwise agreed to in writing by the parties.

3.   LICENSE AGREEMENT

     3.1. Grant of License. Buyer hereby grants to Seller (i) a non-exclusive license throughout the Term of this Agreement to enter upon Buyer's Facilities in order to inspect and gain access to the Thermal Energy Production Facilities;
(ii) an exclusive license commencing on the Service Commencement Date and continuing thereafter throughout the Term of this Agreement to use, operate and maintain the Thermal Energy Production Facilities to the extent and for the purposes set forth herein, which license shall be irrevocable for so long as the Agreement remains in effect and Seller is not in default of any of its obligations hereunder; and (iii) a non-exclusive license to use, without interruption, the electrical service, makeup water lines and fire control system which support the Thermal Energy Production Facilities to the extent necessary in the use, operation and maintenance of the Thermal Energy Production Facilities; provided, however, that Seller shall at no time interfere with the business operations of Buyer's Facilities including, without limitation, the operation of the casino-hotel located at Buyer's Facilities.

     3.2. Consideration for Licenses. In consideration for the licenses granted to Seller by Buyer pursuant to the provisions of Section 3.1 above, Seller hereby agrees to pay to Buyer the sum of Three Million ($3,000,000.00) Dollars (the "License Fee"). The License fee shall be payable on the Service Commencement Date but in no event later than September 30, 1996 in immediately available funds, by wire transfer to an account designated by Buyer.

     3.3. Rights of Buyer. Notwithstanding anything herein contained to the contrary, until and unless Seller commences delivery of the Thermal Energy to Buyer as provided in this Agreement, Buyer shall retain the exclusive right to use, operate and maintain the Thermal Energy Production Facilities and Seller may not act in any way whatsoever so as to interfere with the use, operation and maintenance by Buyer of the Thermal Energy Production Facilities, provided that Buyer shall cooperate with Seller to permit the transition to Seller of the operating responsibilities for the Thermal Energy Production Facilities by the Service Commencement Date.


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

4.   EASEMENTS

     4.1. Easements and Rights-Of-Way; Access. Buyer shall grant, or cause to be granted, to Seller all rights-of-way, access rights, easements, licenses and other rights with respect to Buyer's Facilities as may be reasonably necessary for Seller to perform its obligations and exercise its rights hereunder. Buyer shall use commercially reasonable efforts to obtain, or cause to be obtained (in form and substance reasonably satisfactory to Seller) non-disturbance agreements or, if applicable, waivers and/or consents from each of its mortgagees or landlords with respect to all rights of way, access rights, easements, licenses and other property rights which Seller is obligated to provide or cause to be provided to Seller pursuant to this Article 4.

5.   THERMAL ENERGY PRODUCTION FACILITIES AND
     RELATED REQUIREMENTS

     5.1. Thermal Energy Production Facilities. Seller will engineer, permit, construct, finance, operate and maintain the Thermal Energy Production Facilities so as to produce and deliver Thermal Energy to Buyer at the agreed upon Points of Delivery.

     5.2. Facility Operation. Seller will use, operate and maintain the Thermal Energy Production Facilities in a manner which meets or exceeds good industry practice, and Seller shall secure and maintain, at its sole cost and expense, all permits necessary for the use, operation and maintenance of Buyer's Thermal Energy Production Facilities. As soon as practicable, but in no event later than October 15, 1996, Buyer and Seller shall enter into a definitive operating agreement on terms mutually acceptable to each of them setting forth their respective responsibilities for the use, operation and maintenance of the Thermal Energy Production Facilities.

     5.3. Facility Ownership. Title to the Thermal Energy Production Facilities shall remain with Buyer and Seller shall not remove, alter (except as obligated, required or permitted under this Agreement) or permit any lien to exist on such Thermal Energy Production Facilities.

     5.4. Buyer's Gas Requirements. Commencing on the Service Commencement Date and continuing throughout the Term of this Agreement, Seller shall pay for all natural gas requirements of Buyer, provided, however, that Buyer shall reimburse Seller for the as-delivered cost of all gas quantities delivered to Buyer for use in its kitchen facilities, on a firm basis. Seller shall maintain a separate meter to measure and record gas delivered to Buyer's kitchen facilities. Upon the execution and delivery of this Agreement, Seller shall proceed with due diligence to transfer all natural gas service at Buyer's Facilities to Seller as of the Service Commencement Date or as soon as practicable thereafter. If Seller is proceeding diligently with such


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

transfer but is unable to effect the same as of the Service Commencement Date, Buyer agrees to take gas service at such meters in its name and Seller shall reimburse Buyer at cost for all gas service taken in Buyer's name for use in Buyer's Facilities until such time as Seller is able to effect such transfer.

     5.5. Buyer's Electric Requirements. Commencing on the Service Commencement Date and continuing throughout the Term of this Agreement, Seller shall be responsible for establishing and coordinating the electric submetering of electric service to the Thermal Energy Production Facilities and Seller shall grant a credit to Buyer on a monthly basis equal to the cost of such electricity delivered to Buyer's Thermal Energy Production Facilities, provided, however, that Buyer shall provide Seller with timely copies of its electric bills. The parties intend that Buyer shall remain the customer of record for all electric service to Buyer's Facilities.

     5.6. Buyer's Water and Sewer Requirements. Seller shall be responsible for measuring the make-up water associated with the water requirements of the Thermal Energy Production Facilities and used by the Thermal Energy Production Facilities and the effluent sewerage discharge from the Thermal Energy Production Facilities. Seller shall grant to Buyer a credit on a quarterly basis equal to the cost of such water usage and sewerage usage at the currently applicable tariff rates.

6.   PURCHASE AND SALE OF THERMAL ENERGY

     6.1. Purchase and Sale of Thermal Energy. Commencing on the Service Commencement Date and continuing thereafter throughout the Term of this Agreement, Seller will produce and deliver for sale to Buyer, and Buyer will purchase and receive from Seller, all of Buyer's Thermal Energy requirements for Buyer's Facilities. Such Thermal Energy requirements will be produced by Seller from the Thermal Energy Production Facilities; provided, however, that Seller, at its sale reasonable discretion, may provide such Thermal Energy requirements from a centralized thermal energy plant to be owned and operated by Seller or an affiliate thereof, in which event Seller will maintain the Thermal Energy Production Facilities in a stand-by condition for the Term of the Agreement. Provided Buyer's Thermal Energy requirements do not exceed the levels of contract capacity specified in Schedule 7.1 attached hereto on more than two (2) occasions within any two (2) consecutive billing periods or in any Billing Month within two (2) consecutive calendar years, the costs thereof shall be as set forth in Schedule 7.1. Subject to the provisions of Section 7.2 hereof which shall control in the circumstances described therein, if Buyer's Thermal Energy requirements exceed the levels of contract capacity specified in Schedule 7.1 on more than two (2) occasions within any two (2) consecutive billing periods, the contract capacity specified in Schedule 7.1 shall be increased to the


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

maximum quantity of capacity delivered to Buyer and the cost thereof shall be as set forth in Schedule 7.1.

     6.2. Points of Delivery and Return. Buyer will obtain its Thermal Energy, in the case of heating, by extracting heat from and, in the case of cooling, by transferring heat to, the circulating flows of steam and chilled water that Seller will make available to Buyer at the agreed upon Points of Delivery. Buyer agrees to take and accept the flows of steam and chilled water at such Points of Delivery and return the condensate and chilled water to Seller at the agreed upon Points of Return.

     6.3. Point of Transfer, Risk of Loss. The sale of Thermal Energy shall be deemed to occur at the Points of Delivery and the risk of loss of the circulating medium shall transfer to Buyer at such points and shall transfer back to Seller at the Points of Return.

     6.4. Delivery Specifications. The Thermal Energy delivered by Seller at the Points of Delivery shall satisfy the conditions of temperature and pressure specified in Schedule 6.5 attached hereto and made a part hereof.

     6.5. Treatment of Condensate and Chilled Water. Buyer shall not interfere with, or restrict (other than to extract its Thermal Energy requirements), or contaminate in any way the flows of steam, condensate or chilled water supplied to or collected from Buyer hereunder, Buyer agrees to compensate Seller for the reasonable costs of treating or replacing any condensate or chilled water that is either contaminated or not returned, after making allowance for reasonable losses occurring within normal operating conditions by Buyer, as reasonably demonstrated by Seller to Buyer. Further, it is agreed that Seller may suspend service if Buyer fails to cure any contamination of steam, condensate or chilled water caused by Buyer, as reasonably demonstrated by Seller to Buyer, within thirty (30) days after being advised in writing by seller of such contaminating, provided, however, that if the nature of such contamination is such that the same cannot reasonably be cured within such thirty (30) day period, Buyer shall not be deemed to be in default if it shall have commenced such cure within such thirty (30) day period and thereafter diligently and continuously prosecutes such cure to completion, and Seller may not suspend service to Buyer during such period of cure.

     6.6. Scheduled Outages. Whenever it shall become necessary for Seller to schedule an outage so that Seller may make repairs, replacements or changes in the Thermal Energy Production Facilities, both parties shall exercise reasonable efforts to coordinate the timing of the scheduled outage, and, in any event, Seller shall give Buyer not less than ten (10) days prior written notice of such outage. Seller shall use reasonable means to limit the duration of the outage and shall attempt to schedule chilled water outages during winter months and steam outages


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

during summer months. Both parties agree to act reasonably and in good faith, recognizing that such outages will, from time to time, be required. Notwithstanding anything herein contained to the contrary, Seller agrees that outages shall not and may not result in the reduction of Thermal Energy services required to continue to maintain and meet Buyer's Thermal Energy requirements within reasonable levels hereunder.

     6.7. Buyer's Rights During Interruption in Service. If at any time during this Agreement, Seller shall fail to deliver Buyer's Thermal Energy requirements and such failure is, in Buyer's reasonable judgment, attributable to Seller's failure to diligently pursue and implement appropriate corrective actions consistent with the facts and circumstances of the interruption, Buyer may at its option elect to cure Seller's non performance, without being in default of Buyer's obligations under this Agreement, by producing its own Thermal Energy (with or without use of the Thermal Energy Production Facilities) or purchasing and accepting deliveries of Thermal Energy from any other source. In such event, Seller shall reimburse Buyer for the excess of any costs if incurred by Buyer to cover over and above Seller's rates and charges hereunder.

7.   CHARGES AND PAYMENTS

     7.1. Charges for Heating and Cooling Service. For each Billing Month in which Buyer receives Thermal Energy from Seller, Buyer shall pay Seller the applicable Thermal Energy Capacity Charges for Thermal Energy set forth in
Schedule 7.1 attached hereto and made a part hereof, and shall pay Seller the applicable charges for Thermal Energy set forth in Schedule 7.1 attached hereto and made a part hereof.

     7.2. Adjustment in Thermal Energy Capacity Charges. In the event the Thermal Energy required by Buyer increases at any time within five (5) years of the Service Commencement Date as the result of any expansion to Buyer's Facilities, Seller shall, at Buyer's option exercisable within six (6) months of Buyer's commencement of any expansion, provide such additional Thermal Energy requirements to Buyer under the same rates, terms and conditions then applicable under this Agreement, provided, however that Buyer shall have provided Seller with such additional physical space at Buyer's facilities as is necessary for Seller to complete any required improvement to the Thermal Energy Production Facilities as a result of such additional Thermal Energy requirements of Buyer.

     7.3. Capacity Charge Payments; No Set-Off. Payment of the Thermal Energy Capacity Charges and Thermal Energy Usage Charges are each conditioned on Seller's ability to deliver to Buyer at the Points of Delivery the full Thermal Energy requirements of Buyer under this Agreement, but, subject to the provisions of this Agreement, shall not otherwise be subject to any set-off, counterclaim, abatement, or diminution. If Seller is unable to


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

deliver to Buyer when required any quantity of Thermal Energy, the applicable Thermal Energy Capacity Charges shall be adjusted to pro rate for such deficiency.

     7.4. Invoice and Payments. Within fifteen (15) days following the close of each Billing Month, Seller shall send Buyer a detailed invoice setting forth all charges for Thermal Energy delivered to Buyer by Seller during such calendar month. Payment, less any credits or rebates due to Buyer pursuant to this Agreement, will be due and payable within thirty (30) days of receipt by Buyer of the invoice from Seller, or the first business day following such day if such day is not a business day. Buyer shall have the right at reasonable hours to examine the testing records and meter reading charts of Seller to the extent reasonably necessary to verify the accuracy of any invoice. If any such examination reveals any error or inaccuracy in Seller's invoice, than proper adjustment and correction thereof shall be made as promptly as practicable thereafter.

     7.5. Delinquent Payments. Any invoice tendered for service rendered hereunder shall be deemed delinquent if not paid within thirty (30) days after becoming due and payable. The outstanding balance of any delinquent invoice shall accrue interest from the date due until paid, at the prime rate then in effect at Citibank, N.A., as published in the Wall Street Journal or comparable publication, plus one percent (2%) per annum.

8.   METERING

     8.1. Metering Equipment. Seller will furnish, install, and maintain for the Term of this Agreement without charge to Buyer all required meters, instruments, recording devices, and other related data logging equipment required to measure and record all charges payable by Buyer under this Agreement (collectively, the "Metering Equipment").

     8.2. Testing. All Metering Equipment will be tested and calibrated by Seller periodically in accordance with the manufacturer's instructions and good industry practice. Test and calibration records will be issued to the Buyer upon request. Further, Buyer may request additional meter tests at any time; provided, however, if a meter is subsequently found to have a variance for accuracy of less than three (3%) percent, Buyer will bear the reasonable cost of such testing.

     8.3. Adjustment to Prior Invoices. If any test establishes that a meter is not accurately performing (i.e., in accordance with the manufacturer's variance specifications), Seller shall make an adjustment in Buyer's invoices, measured from the date it is determined by Seller or Buyer, in good faith, that the inaccuracy began.


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

9.   REPRESENTATIONS AND WARRANTIES

     9.1. Seller Representations. Seller hereby represents and warrants that:

          (a) It is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

          (b) Seller has or will obtain all necessary corporate approvals for the execution and delivery of this Agreement and the performance of its obligations hereunder;

          (c) This Agreement is a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the qualification, however, that the enforcement of the rights and remedies herein is subject to (i) bankruptcy and other similar laws of general application affecting rights and remedies of creditors and (ii) the application of general principals of equity (regardless of whether considered in a proceeding in equity or at law);

          (d) To the best knowledge of Seller, as of the date of execution hereof, no Governmental Approval (other than any Governmental Approvals which have been previously obtained or disclosed, in writing, to Buyer), is required to authorize, or is required in connection with the execution, delivery and performance of this Agreement or the performance of Seller's obligations hereunder which Seller has reason to believe that it will be unable to obtain in due course; and

          (e) Neither the execution nor delivery of this Agreement by Seller nor compliance by Seller with any of the terms and provisions hereof (i) conflicts with, breaches or contravenes the provisions of the corporate charter or bylaws of Seller or any Contractual Obligation of Seller or (ii) results in a condition or event that constitutes (or that, upon notice or lapse of time or both, would constitute) an event or default under any Contractual Obligation of the Seller.

     9.2. Buyer Representations. Buyer hereby represents and warrants that:

          (a) It is a general partnership duly formed, validly and existing and in good standing under the laws of the state of its formation and has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          (b) The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary partnership action;


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

          (c) This Agreement is a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to the qualification, however, that the enforcement of the rights and remedies herein is subject to (i) bankruptcy and other similar laws of general application affecting rights and remedies of creditors and (ii) application of general principals of equity (regardless of whether considered in a proceeding in equity or at law);

          (d) To the best knowledge of Buyer, as of the date of execution hereof, no Governmental Approval (other than any Governmental Approvals which have been previously obtained or disclosed, in writing, to Seller) is required to authorize, or is required in connection with the execution, delivery and performance of this Agreement or the performance of Buyer's obligations hereunder which Buyer has reason to believe that it will be unable to obtain in due course.

          (e) Neither the execution and delivery of this Agreement by Buyer nor compliance by Buyer with any of the terms and provisions hereof (i) conflicts with, breaches or contravenes the provisions of the Partnership Agreement of Buyer or any Contractual Obligation of Buyer or (ii) results in a condition or event that constitutes (or that, upon notice or lapse of time or both, would constitute) an event of default under any Contractual Obligation of the Buyer.

10.  INDEMNIFICATION/INSURANCE/PERFORMANCE GUARANTY

     10.1. Seller's Indemnity. Seller hereby agrees to defend, indemnify and hold harmless Buyer, its employees, officers, shareholders, directors and agents from and against any and all claims, demands, suits, actions, recoveries, judgments, and costs and expenses in connection therewith (including, without limitation, reasonable attorneys' fees and expenses), made, brought or obtained on account of the loss of life, property, or injury or damage to the person or property of any person or persons whomsoever, which loss of life or property, or injury or damage to persons or property, shall arise out of or in connection with Seller's or its employees' use, operation and maintenance of the Thermal Energy Production Facilities, or any act required of or omission by Seller, or any agent or employee of Seller under this Agreement or in connection therewith.

     10.2. Buyer's Indemnity. Buyer hereby agrees to defend, indemnify and hold harmless Seller, its employees, officers, shareholders, directors and agents from and against any and all claims, demands, suits, actions, recoveries, judgments, and costs and expenses in connection therewith (including, without limitation, reasonable attorneys' fees and expenses), made, brought or obtained on account of the loss of life, property, or injury or damage to the person or property of any person or persons whomsoever, which loss of life or property, or injury or damage to persons or property, shall arise out of or in


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

connection with Sellers or its employees' operation of Buyer's Facilities (exclusive of the Thermal Energy Production Facilities), or any act required of or omission by Buyer, or any agent or employee of Buyer, under this Agreement or in connection therewith.

     10.3. Seller's Insurance. Seller shall maintain throughout the Term of this Agreement, at its sole cost and expense, the policies of insurance meeting the terms and conditions set forth on Schedule 10.3 attached hereto and made a part hereof.

     10.4. Buyer's Insurance. Commencing on the date of this Agreement and at all times thereafter throughout the Term of this Agreement, Buyer shall maintain, at its sole cost and expense, comprehensive general public liability (including contractual) insurance, in an amount not less than $10,000,000, with respect to any liability, losses, damages, expenses, claims, actions, judgments and settlement for any personal injury, death or property or economic loss occurring in Buyer's Facilities (exclusive of the Thermal Energy Production Facilities) or surrounding premises and arising out of or incident to the operation, maintenance, repair, construction, replacement or modification of Buyer's Facilities (exclusive of the Thermal Energy Production Facilities).

     10.5. Evidence of Insurance. Prior to commencing any construction or delivering any Thermal Energy under this Agreement, Seller and Buyer shall each furnish to the other one or more certificates of insurance evidencing the existence of the coverages set forth in Sections 11.3 and 11.4, respectively and naming the other an additional named insured. Each certificate shall state that the insurance carrier will give Seller and Buyer at least thirty (30) days written notice of any cancellation or material change in the terms and conditions of such policy during the periods of coverage.

11.  DEFAULT

     11.1. Seller Default. Anyone of the following events shall constitute an "Event of Default" hereunder with respect to Seller:

          (a) In connection with itself or its assets, Seller shall (i) apply for or consent to the appointment of or taking of possession by a receiver or liquidator, (ii) make a general assignment for the benefit of creditors, (ii) file a petition for relief under the Federal Bankruptcy Code or similar state law, or (iii) take similar action to commence a proceeding for relief under any other law relating to the bankruptcy, insolvency, reorganization, or winding up of itself or the composition or adjustment of its debts;

          (b) An action or proceeding shall be commenced, without the application or consent of Seller, in any court of


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

competent jurisdiction for (i) the liquidation, reorganization, dissolution, or winding up of Seller of the composition or adjustment of its debts, (ii) the appointment of a trustee, receiver, liquidator or custodian of Seller or substantially of all its assets, or (iii) any similar relief under any law relating to Seller's bankruptcy or insolvency, provided such proceeding shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continues unstayed for ninety (90) days;

          (c) Any representation or warranty made by Seller and contained in this Agreement shall prove to have been incorrect in any material respect when made; or

          (d) Seller shall fail to (i) timely make any payment required hereunder, or (ii) comply with any non-payment obligation under this Agreement and shall fail to cure or remedy such default within thirty (30) days following notice and written demand by Buyer to cure the same; provided, however, that Seller's failure to provide and deliver to Buyer the Thermal Energy required pursuant to this Agreement for any period of three (3) consecutive days, unless excused due to Force Majeure or actions or inactions of Buyer, its agents, representatives or employees, shall constitute an immediate Event of Default.

     11.2. Buyer Default. Any one of the following events shall constitute an "Event of Default" hereunder with respect to Buyer.

          (a) In connection with itself or its assets, Buyer shall (i) apply for or consent to the appointment of or taking of possession by a receiver or liquidator, (ii) make a general assignment for the benefit of creditors, (ii) file a petition of relief under the Federal Bankruptcy Code or similar state law, or (iii) take similar action to commence a proceeding for relief under any other law relating to the bankruptcy, insolvency, reorganization, or winding up of itself or the composition or adjustment of its debts;

          (b) An action or proceeding shall be commenced, without the application or consent of Buyer, in any court of competent jurisdiction for (i) the liquidation, reorganization, dissolution, or winding up of the buyer or the composition or adjustment of its debts, (ii) the appointment of a trustee, receiver, liquidator or custodian of Buyer or substantially all of its assets, or (iii) any similar relief under any law relating to Buyer's bankruptcy or insolvency, provided such proceeding shall continue undismissed or order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed for ninety (90) days;

          (c) Any representation or warranty made by Buyer and contained in this Agreement shall prove to have been incorrect in any material respect when made by Buyer; or


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

          (d) Buyer shall fail to comply with any provision of this Agreement and shall fail to cure or remedy such default within thirty (30) days following notice and written demand by Seller to cure the same.

12.  REMEDIES

     12.1. Seller's Remedies. Upon an Event of Default by Buyer, Seller may declare the Buyer to be in material breach of this Agreement and (i) suspend service until Buyer either cures the default or, in the case of nonpayment, provides Seller with such assurances and security as Seller may reasonably request, (ii) terminate this Agreement by written notice to Buyer, or (iii) seek such other relief to which Seller may be entitled at law or equity.

     12.2. Buyer's Remedies. Upon an Event of Default by Seller, Buyer may (i) to the extent commercially practicable, cure the default by Seller and obtain reimbursement (through direct cash payment, credit, offset or otherwise as Buyer may elect) from Seller for all costs and expenses incurred by Buyer in connection with such cure, (ii) terminate this Agreement by written notice to Seller, or (iii) seek whatever relief to which Buyer may be entitled at law or equity.

13.  FORCE MAJEURE

     13.1. Suspension of Performance. Neither Buyer nor Seller shall be in default in respect of any obligation under this Agreement if the party is unable to perform its obligation by reason of an event of Force Majeure, provided (i) that the suspension of performance shall be commensurate with the nature and duration of the event of Force Majeure and the non-performing party is using its best efforts to restore its ability to perform, (ii) that for so long as an event of Force Majeure relieves Seller of its obligation to deliver Thermal Energy to Buyer as required under this Agreement, Buyer may elect, without being in default of its obligations hereunder, to produce its own Thermal Energy or to purchase and accept deliveries of Thermal Energy from any other source.

     13.2. Termination by Reason of Force Majeure. Notwithstanding anything in this Agreement contained to the contrary, if a party's performance is suspended for more than one (1) year, the other party may terminate this Agreement upon thirty (30) days written notice to the other, provided (with respect to an event of Force Majeure by Seller) that upon such termination Buyer is able to generate its own Thermal Energy or to obtain Thermal Energy from a third party.

     13.3. Force Majeure Defined. Force Majeure shall mean any event that prevents or delays a party from performing in whole or in part any obligation arising under this Agreement and neither was within the reasonable control of the non-performing party nor could have been prevented by reasonable actions taken by the non-performing party, including, without limitation, an act of God, explosion, fire, lightening, earthquake, hurricane, storm, civil disturbance, strike, lock-out, unavailability of fuel or power, changes in law, orders of governmental authorities, and equipment failures that are not due to the negligence of the non-performing party.

14.  TERMINATION

     This Agreement shall terminate at the end of the Term and may otherwise be sooner terminated only: (i) by Buyer upon the occurrence of an Event of Default by Seller, (ii) by Seller upon the occurrence of an Event of Default by Buyer,
(iii) by either party in accordance with the provisions of Section 14.2 of this Agreement, or (iv) by Buyer in the event of any increase in the cost of Thermal Energy hereunder by more than ten (10%) percent and actually paid or to be paid by Buyer resulting solely from the assertion of rate jurisdiction and imposition of any law or regulation respecting rates, whether now existing or hereafter enacted, (including without limitation any rate regulation by the State of New Jersey Board of Public Utilities) or directly resulting form the administration or interpretation of any such law or regulation respecting rate regulation by any Governmental Authority.

15.  MISCELLANEOUS

     15.1. Assignment. Neither Party shall assign this Agreement without first having obtained the written consent of the other party, provided, however, that either party may assign its rights and delegate its duties hereunder without first obtaining the other party's consent to any subsidiary or affiliated entity controlled by the assigning party, on the condition that the assignee agrees in writing to assume all of the obligations of the assigning party hereunder, further provided, however, that either parry may assign, pledge or mortgage this Agreement as security for the obligations or indebtedness of such party without the approval of the other party, including Seller's financing of the District Thermal Energy Facilities.

     15.2. Notice. All notices hereunder shall be sufficient if sent by registered or certified mail postage prepaid, addressed, if to Seller: Atlantic Jersey Thermal Systems, Inc., 5100 Harding Highway, Route 40 & 32 Avenue, Mays Landing, New Jersey 08330, Attention: President; and if to Buyer: Trump Plaza Associates, 1000 Boardwalk at Virginia Avenue, Atlantic City, New Jersey 08401,
Attention: President and Chief Operating Officer, provided that either Seller or Buyer may by like notice designate any further or different address or addresses or person to which notices shall be sent.

     15.3. Limitation of Liability. Except in the case of willful misconduct or gross negligence, neither Seller nor Buyer, nor their respective officers, officials, partners, agents, employees, subsidiaries, parents or affiliates shall be liable to the other party, or their respective officers, officials, directors, partners, agents, employees, subsidiaries, parents or affiliates for claims for incidental, special, direct or consequential damages of any nature, including lost profits and opportunity costs in connection with or resulting from performance or non-performance of their respective obligations under or in connection with this Agreement. Nothing in this Section 16.3, however, shall limit either party's rights or remedies to recover any direct damages for a breach of this Agreement.

     15.4. Confidentiality. Each of the parties agrees to hold in confidence any information supplied to it by the other and designated in writing as confidential unless the recipient is required to disclose the information as a matter of law, in which case, the recipient shall give the other party prior written notice.

     15.5. Counterparts. This Agreement may be executed in separate and several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     15.6. Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction and to the fullest extent permitted by applicable law, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of any provision in any other jurisdiction.

     15.7. Casino Control Commission Approval. During the Term of this Agreement, all provisions of the New Jersey Casino Control Act shall be complied with by Buyer and Seller, and Seller agrees to apply for a casino service industry license, if required by the New Jersey Casino Control Commission. In addition, Seller agrees to file a vendor registration if it has not already done so.

     15.8. Governing Law. his Agreement shall be construed in accordance with and shall be enforceable under the laws of the State of New Jersey.

     15.9. Entire Agreement. The Agreement constitutes the entire agreement between the Parties with respect to the matters contained herein and all prior agreements with respect thereto are superseded hereby. No amendment or modification hereof shall be binding unless duly executed by both Parties.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date and day first above written.



                                       ATLANTIC JERSEY THERMAL SYSTEMS, INC.


                                       By: /s/ Carl H. Fogler
                                           -----------------------------------
                                           Name: Carl H. Fogler
                                           Title: President



                                       TRUMP CASTLE ASSOCIATES


                                       By: /s/ Roger P. Wagner
                                           -----------------------------------
                                           Name: Roger P. Wagner
                                           Title: President

                                  SCHEDULE 1(e)
                               POINTS OF DELIVERY

          "Steam" point of delivery is defined as the point of exit from the boiler mechanical room of the steam piping system located in Buyer's Facilities. Metering of steam usage will occur within the boiler mechanical room.

          "Chilled Water Supply" point of delivery is defined as the point of exit from the chiller mechanical room of the chilled water supply piping system located in Buyer's Facilities. Metering of chilled water usage will occur within the chiller mechanical room.

                                  SCHEDULE 1(f)
                                POINTS OF RETURN

          "Condensate" point of return is defined as the point of entry into the boiler mechanical room of the condensate piping system located in Buyer's Facilities.

          "Chilled Water Return" point of return is defined as the point of entry into the chiller mechanical room of the chilled water return piping system located in Buyer's Facilities.

                                  SCHEDULE 7.1
        Thermal Energy Capacity Charges and Thermal Energy Usage Charges

I.   CHARGES FOR HEATING SERVICE

     The charges for heating service in any billing month shall equal the sum of the Monthly Capacity Charges and Monthly Usage Charges.

A.   MONTHLY CAPACITY CHARGES

     The Monthly Steam Capacity Charge shall equal the product of the Steam Contract Capacity times the sum of the Steam Capital Capacity Rate and the Steam O&M Capacity Rate, i.e.,

          MSCC = SCC x (SCCR + SOMCR)

          where,

          MSCC = Monthly Steam Capacity Charge ($)

          SCC = Steam Contract Capacity (MMBtu/hr.), and

          SCCR = Steam Capital Capacity Rate ($ per MMBtu/hr.)

          SOMCR = Steam O&M Capacity Rate ($ per MMBtu/hr.)

          The initial Steam Contract Capacity shall equal 30 MMBtu/hr.

     The initial Steam Capital Capacity Rate shall equal $668.39 per MMBtu/hr and the initial Steam O&M Capacity Rate shall equal $273.81 per MMBtu/hr. These rates shall be adjusted annually commencing on January 1, 1997. The new rates shall be determined by multiplying the old rates times the fraction whose numerator shall equal the latest available "Consumer Price Index, All Items, Urban Consumers, Wilmington - Philadelphia" as published by the U.S. Department of Commerce and whose denominator shall equal the same index as of twelve months immediately preceding, provided that with respect to the Steam Capital Capacity Rate, such fraction shall be no less than 1.03 nor more than 1.04.

B.   MONTHLY USAGE CHARGE

     The Monthly Steam Usage Charge shall equal the product of the Monthly Steam Energy Deliveries times the quantity determined by adding the Monthly Steam Base Usage Rate and the Monthly Steam Energy Usage Rate, i.e.,

          MSUC = MSED x ( MSBUR + MSEUR )

          where,

          MSUC = Monthly Steam Usage Charge ($)

          MSED = Monthly Steam Energy Deliveries (Mmbtu)

          MSBUR = Monthly Steam Base Usage Rate ($/Mmbtu), and

          MSEUR = Monthly Steam Energy Usage Rate ($/MMBtu)

     The initial Monthly Base Usage Charge shall equal $0.750 per MMBtu. This rate shall be adjusted annually commencing on January 1, 1997. The new rates shall be determined by multiplying the old rate times the fraction whose numerator shall equal the latest available "Consumer Price Index, All Items, Urban Consumers, Wilmington - Philadelphia" as published by the U.S. Department of Commerce and whose denominator shall equal the same index as of twelve months immediately preceding.

     The initial Monthly Energy Usage Charge shall equal $4.00 per MMBtu. This charge shall be adjusted quarterly commencing on January 1, 1997. The new rate shall be determined by multiplying the old rate times the fraction whose numerator shall equal the latest available Energy Usage Index Steam, as defined below, and whose denominator shall equal the same index as of the immediately preceding quarter.

     "Energy Usage Index Steam" shall mean, for any quarter, the quantity obtained by performing the following calculation:

     [80%(NG Index - Current Quarter) + 20%(No. 2 Fuel Oil Index
     - Current Quarter)]
     [80%(NG Index - Previous Quarter) + 20%(No. 2 Fuel Oil Index
     - Previous Quarter)]

     Where,

     "NG Index" means, for any month, the arithmetic mean of the City Gate Prices for NY/NJ for such month, as published in Inside FERC Gas Market Report (or any successor publication mutually acceptable to Seller and Purchaser).

     "No. 2 Fuel Oil Index" means, for any month, the price on the first business day of such month of the Philadelphia Reseller Tank Car Price of No. 2 Oil, as published daily in the Journal of Commerce (or any successor publication mutually acceptable to Seller and Purchaser).

II.  CHARGES FOR COOLING SERVICE

     The charges for cooling service in any billing month shall equal the sum of the Monthly Capacity Charges and Monthly Usage Charges.

A.   MONTHLY CAPACITY CHARGES

     The Monthly Chilled Water Capacity Charge shall equal the product of the Chilled Water Contract Capacity times the sum of the Chilled Water Capital Capacity Rate and the Chilled Water O&M Capital Rate, i.e.,

          MCWCC = CWCC x (CWCCR + CWOMCR)

          where,

          MCWCC = Monthly Chilled Water Capacity Charge ($)

          CWCC = Chilled Water Contract Capacity (Tons), and

          CWCCR = Chilled Water Capital Capacity Rate ($ per Ton)

          CWOMCR - Chilled Water O&M Capacity Rate ($ per Ton)

          The initial Chilled Water Contract Capacity shall equal 3600 Tons.

     The initial Chilled Water Capital Capacity Rate shall equal $9.03 per Ton and the initial Chilled Water O&M Capacity Rate shall equal $8.97 per Ton. This rate shall be adjusted annually commencing on January 1, 1997. The new rates shall be determined by multiplying the old rate times the fraction whose numerator shall equal the latest available "Consumer Price Index, All Items, Urban Consumers, Wilmington - Philadelphia" as published by the U.S. Department of Commerce and whose denominator shall equal the same index as of twelve months immediately preceding, provided that fraction with respect to Chilled Water Capital Capacity Rate, such shall be no less than 1.03 nor more than 1.04.

B.   MONTHLY USAGE CHARGE

     The Monthly Chilled Water Usage Charge shall equal the product of the Monthly Chilled Water Energy Deliveries times the quantity determined by adding the Monthly Chilled Water Base Usage Rate and the Monthly Chilled Water Energy Usage Rate, i.e.,

          MCWUC = MCWED x ( MCWBUR + MCWEUR )

          where,

          MCWUC = Monthly Chilled Water Usage Charge ($)

          MCWED = Monthly Chilled Water Energy Deliveries
                  (MMBtu)

          MCWBUR = Monthly Chilled Water Base Usage Rate
                   ($/MMBtu), And

          MCWEUR = Monthly Chilled Water Energy Usage Rate
                   ($/MMBtu)

     The initial Monthly Chilled Water Base Usage Charge shall equal $0.0390 per Ton-hr. This rate shall be adjusted annually commencing on January 1, 1997. The new rates shall be determined by multiplying the old rate times the fraction whose numerator shall equal the latest available "Consumer Price Index, All Items, Urban Consumers, Wilmington - Philadelphia" as published by the U.S. Department of Commerce and whose denominator shall equal the same index as of twelve months immediately preceding.

     The initial Monthly Chilled Water Energy Usage Charge shall equal $0.0529 per Ton-hr. This charge shall be adjusted quarterly commencing on January 1, 1997. The new rate shall be determined by multiplying the old rate times the Energy Usage Index Chilled Water, as defined below.

     "Energy Usage Index Chilled Water" means, during any quarter, the fraction whose numerator shall equal the currently applicable AE Transmission Gen Service (TGS) Tariffed Rate for energy components only as of the end of such quarter (including applicable riders or adjustments) and whose denominator shall equal the same quantity for the immediately preceding quarter.

                                  SCHEDULE 1(j)
                      THERMAL ENERGY PRODUCTION FACILITIES

          The "Thermal Energy Production Facilities" are defined as all equipment identified on the following Chilled Water Piping Schematic and Steam Piping Schematic. All equipment shown on these schematics reside in the respective Chiller and Boiler Mechanical Rooms located within Buyer's Facilities.

          Also included is the entire condenser water system including pumps, piping and cooling towers.

          All associated electrical and controls equipment required for the operation of the above-mentioned equipment is also included.

                      [Steam Piping Schematic to be Added].

[Schematic of Existing Chilled Water System at Trump's Castle Casino Resort.]

[Schematic of Existing Condenser Water Piping for Trump's Castle Casino Resort.]

                                  SCHEDULE 6.5
                     THERMAL ENERGY DELIVERY SPECIFICATIONS


Chilled Water Supply                                                   42 F
Chilled Water Return                                                   54 F

                                           Minimum                 Minimum
                                         Temperature               Pressure

Steam Supply                            235 F                        8 PSI
Condensate Return                       180 F to 190 F               ------

                                  Schedule 10.3

                                    INSURANCE

     A. Prior to the commencement and during the course of any work performed on the Premises by Seller and/or any of its Contractors and Subcontractors after the date of execution and delivery of this Agreement and for the purpose of performing Seller's duties hereunder, Seller shall, at its sole cost and expense, maintain the following insurance (with insurance companies satisfactory to Purchaser) on its own behalf, and furnish to Purchaser certificates of insurance evidencing same as follows (it being understood that the terms "Contractor and Subcontractor" as used in this Exhibit, shall mean and include any and all contractors and/or subcontractors of every tier):

     1. Worker's Compensation and Occupational Disease Insurance in accordance with all applicable laws and regulations. Employer's Liability Insurance with a Limit of Liability equal to the greater of such statutory requirements or Five Hundred Thousand ($500,000.00) Dollars.

     2. Commercial General Liability Insurance with a combined Bodily Injury and Property Damage Minimum Limit of One Million ($1,000,000.00) Dollars per occurrence and Two Million ($2,000,000.00) Dollars in the aggregate, including the following perils:

          a. Broad Form Blanket Contractual Liability for Liability assumed under this Agreement and all other agreements, documents, instruments and/or contracts related to the Project;

          b. Completed Operations/Products Liability with a three (3) year extension beyond Final Completion and acceptance of the Project by Purchaser;

          c. Broad Form Property Damage;

          d. Explosion, Collapse and Underground Utilities ("XC&U") Perils, where applicable;

          e. Personal Injury Liability; and

          f. Other Insurance clause to be deleted, and such insurance is to be primary as to Seller, Purchaser and all other persons and/or entities entitled to indemnities as set forth in the Agreement.

     3. Comprehensive Automobile Liability Insurance covering the use of all owned, non-owned, and hired vehicles with a Bodily Injury and Property Damage limit of One Million ($1,000,000.00) Dollars per occurrence.

     4. "Umbrella" Excess Insurance with coverage for Worker's Compensation and Occupational Disease, Commercial General Liability and Comprehensive Automobile Liability with a Limit of Liability equal to Nine Million ($9,000,000.00) Dollars per occurrence and in the aggregate.

     5. "All Risk" Coverage covering the project and all materials, equipment and supplies which are to become a permanent part of the construction thereof, while awaiting erection and until completion of erection. Coverage is to be provided on a replacement value basis, it being specifically understood and acknowledged that:

          a. Seller's and its Contractors' and Subcontractors' tools and equipment are to be excluded from such coverage;

          b. Losses resulting from flood and earthquakes are covered subject to no greater than a $25,000 deductible; and

          c. All covered losses are subject to a $25,000 deductible for named perils and for All Risk perils, which deductible shall be the responsibility of Seller, except to the extent such losses are attributable to the negligence or wilful acts of Purchaser.

     B. Prior to the commencement of any work under this Agreement, Seller shall deliver to Purchaser Certificates of Insurance which shall be subject to Purchaser's approval as to adequacy of protection, and the Certificate of Insurance shall evidence that such insurance is in full force and effect and that Seller's insurer shall endeavor to notify Purchaser of any cancellation or non-payment of such policy. Each of such policies of insurance shall name Purchaser as additional insured. In no event shall Purchaser be responsible for premium payment, deductible or self-insured retention (except as otherwise specified in this Exhibit). If the policy period ends before the end of the work performed on the Premises by Seller and/or any of its Contractors and Subcontractors for the purpose of performing Seller's duties under this Agreement, Purchaser shall have the right to require that Seller, as soon as practicable, deliver to Purchaser a Certificate of Insurance evidencing a replacement policy to be effective immediately upon the termination of the previous policy.

     C. In the event of the failure of Seller to furnish and maintain said insurance and to furnish satisfactory evidence thereof, Purchaser may provide written notice to Seller setting forth in detail the nature of such deficiencies, whereupon Seller shall have thirty (30) days to correct such deficiencies and deliver re-issued certificates of insurance or other appropriate evidence to Purchaser that such deficiencies have been corrected. If Seller fails to deliver such evidence within such time, Purchaser shall have the right (but not the obligation) to effect and maintain the same on behalf of Seller; in such event, Seller agrees to furnish all necessary information and to pay the cost thereof to Purchaser immediately upon presentation of a bill therefor, and Seller shall have the right to participate in any negotiations with prospective insurers.

     D. All policies providing coverage shall contain provisions that no cancellation or material changes to the policies shall become effective except on thirty (30) days written notice by the insurer(s) (via registered mail) of such intent to Purchaser. In no event shall Seller permit any lapse in the insurance coverage required under this Exhibit.

     E. Any type of insurance or any increase of limits of liability not described above which Seller requires for its own protection or on account of statute shall be its own responsibility and at its own expense.

     F. The maintenance of the insurance hereinabove described shall in no way be interpreted as relieving Seller of any responsibility or liability under this Agreement.

     G. All of the above-described policies and coverages on owned and/or rented equipment and materials shall contain a provision requiring the insurance carriers to waive their rights of subrogation against Purchaser.

     H. Should Seller engage a Subcontractor, the same conditions will apply under this Agreement to each such Subcontractor, provided that the limits in the coverages obtained by any Subcontractor(s) shall be limits reasonably appropriate in light of the services such Subcontractor performs.